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                          September 21, 2023

       Donald McClymont
       Chief Executive Officer
       indie Semiconductor, Inc.
       32 Journey
       Aliso Viejo, California 92656

                                                        Re: indie
Semiconductor, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed September 18,
2023
                                                            File No. 333-274561

       Dear Donald McClymont:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Erin
Donahue at 202-551-6063 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing